EXHIBIT 10.4

Translated from Japanese

Escrow Agreement

IA Global Inc (Hereinafter called “A1”) an A1’s investor Inter Asset Japan LBO No.1 Fund (Voluntary Partnership)( Hereinafter called “A2”) (both of which combined will be hereinafter called “A”), Beseto Partners Incorporation Committee (Hereinafter called “B”) that is the incorporation committee of the venture capital fund (Hereinafter called “the Venture Capital Fund”) for which a Korean company Tozai Holdings Inc Vice-Chairman Mr. K..h. Lee is going to apply for the license to the Korean Government as the key person, and the Venture Capital Fund’s partner M&A Japan Inc. (Hereinafter called “C”) have agreed to the onerous escrow agreement (Hereinafter called “The Agreement”) as follows.

1. The history and outline of the escrow

1). B and C have requested A2 to invest in the Venture Capital Fund that B and C are going to establish as the leading entities, and as a result of A1 and A2’s scrutiny of the said request for investment, A have agreed to invest 200 (two hundred) million yen in C through A1 that is A2’s investee.

2). Also, A, in order for B to apply for the license and the like for the Venture Capital Fund to the Korean Government, need to first establish a corporation to operate the Venture Capital Fund in Korea, and then apply for the license after that; understand that the said corporation must reserve a larger amount of capital than the amount that Korean Government stipulates at the point of the application for the license, and agreed to invest 200 (two hundred) million yen in B at that point as part of the said amount stipulated by the Korean Government as capital reserve to be paid.

3). A and B requested C to manage and secure the JPY 200 (two hundred) million that A invest during the time from the official incorporation of the Venture Capital Fund till when A’s fund will have been transferred to the funding account dedicated to the Venture Capital Fund, and C has agreed to do so. As per the said request from A and B, C will prepare an account dedicated to the escrow provided in Clause 2 of the Agreement (Hereinafter called “the Dedicated Escrow Account”), and A will remit 200 (two hundred) million yen to the Dedicated Escrow Account within 8 (eight) business days from the date of the Agreement.

4). C will issue the deposit receipt of the 200 (two hundred) million yen and the Property provided in Clause 2 of the Agreement.

2. Contents of the Escrow

A and B will escrow the following property that A own (Hereinafter called “the Property”) with C, and C has promised to store it with due care of a good manager.

(Exhibit of the Property)

•  The Dedicated Escrow Account in the name of M&A Japan Inc. with Shibuya Branch of Sumitomo Mitsui Bank

3. Escrow Fee

The fee for the Escrow provided in the previous Clause is JPY1,000,000 (one million) and A and B will be jointly responsible for the payment to C at the same time they return the Property.

4. Prohibition of sub-Escrow

C is prohibited to have another third party store the Property by its responsibility.

5. Depositary’s duties

C will store the Property with due care of a good manager, and if the Property has been lost or damaged due to any reason for which C is responsible, or if part or all of the 200 (two hundred) million yen deposited in the Dedicated Escrow Account has been lost, C will immediately pay the damages to A and B.

6. Execution of the fund

At the point of time the Korean Government has issued the license for the Venture Capital Fund, and the Dedicated Escrow Account has been opened, and also the fund agreement has been signed between A and B, pursuant to the instructions in the written document to which both A and B have affixed their signatures and seals, C will remit the fund to the Dedicated Escrow Account of the Venture Capital Fund that B will designate.

7. Return of the Property

C, if A claims it for the return of the Property, will immediately return the Property, by the written instructions, to the designated party in accordance with the instruction note.

8. The contract term

The Agreement is valid for 9 (nine) months from its signing date. When the Agreement has expired, or if all the 200 (two hundred) million yen of fund has been remitted to the Dedicated Escrow Account that B designates as provided in Clause 6 of the Agreement, or at the point of time A and B have confirmed that the Property has been returned and that 200 (two hundred) million yen is deposited in the Escrow Account as provided in Clause 7 of the Agreement, the Agreement will be terminated.

9. A force majeure

If a failure of the duty pursuant to the Agreement has been caused by a strike, a labor dispute, a civil war, a riot, an act of terrorism, an embargo, an earthquake, a fire, flood, an explosion, or other natural disasters, a government act or regulation, or other reasons that none of A, B, or C is responsible for and that none of A, B, or C can control, none of A, B, or C is to be blame for the said default to the other party.

10. Entire agreement

The Agreement is an entire agreement concerning the escrow of the Property among the parties, and any agreement exchanged between each party concerning the escrow of the Property prior to the Agreement, either written or verbal, will become null and void.

11. Governing law and jurisdiction

The Agreement conforms to and is to be interpreted pursuant to the Japanese law. Also, A, B, or C agree to submit to the exclusive jurisdiction of [Tokyo District Court of Japan] with respect to any dispute in connection with the Agreement.

12. Good faith negotiation

A, B, and C will prioritize the fulfillment of the objective of the Agreement, negotiate one another based on the principle of good faith and attempt to resolve it if any doubt arises concerning the interpretation of the Agreement, or with respect to the matters that are not provided in the Agreement.

IN WITNESS HEREOF, four copies of the Agreement have been executed to each of which A1, A2, B, and C each have affixed their signatures and seals to be stored with each of them.

December 18, 2009

A1 (Depositor)	101 California Street suit 2450

San Francisco, CA 94111 USA

/s/ Brian Hoekstra

CEO Brian Hoekstra

A2 (Depositor)	9F 1st Akiyama Bldg. 2-3-22 Toranomon

Administrative partner of Inter Asset Japan LBO No.1 Fund, Inter Asset Japan, Inc.

/s/ Mr. Saito

Representative Director Saito <Seal>

B (Depositor)	Daechi-dong Gangnam-ku 942-1

Seoul 135-845 Korea

Beseto Partners Incorporation Committee

/s/ Mr. Lee

Representative K.h. Lee <Seal>

C (Depositary)	301 1-4-3 Hon-machi, Shibuya-ku, Tokyo

M&A JAPAN INC.

/s/ Mr. Miyagawa

CEO Koichi Miyagawa <Seal>

Deposit receipt

To: IA Global, Inc.

We hereby confirm that we have received JPY 200 (two hundred) million pursuant to the “Escrow Agreement” 1:4 dated December 18, 2009 among IA Global, Inc, Inter Asset Japan LBO No.1 Fund, and Beseto Partners Incorporation Committee.

December 18, 2009

301 1-4-3 Hon-machi, Shibuya-ku, Tokyo

M&A JAPAN INC.

CEO Koichi Miyagawa <Seal>